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                                                                     Exhibit 7.3

                              METHANEX CORPORATION

                              OFFICERS' CERTIFICATE

         This Officers' Certificate is being delivered in connection with the issuance by Methanex Corporation (the "Company") of $150,000,000 aggregate principal amount of -% Senior Notes Due 2015 (the "-% Senior Notes"), which are represented by a Global -% Note (the "Global -% Note"), and pursuant to Section
2.03 of the Indenture (the "Original Indenture"), dated as of July 20, 1995, between the Company and The Bank of New York (formerly The United States Trust Company of New York), as trustee (the "Trustee"), as supplemented by the Second Supplemental Indenture, dated as of June 19, 2002, between the Company and the Trustee (the "Second Supplemental Indenture") and the Fourth Supplemental Indenture, dated as of August -, 2005 between the Company and the Trustee (the "Fourth Supplemental Indenture") and together with the Original Indenture and the Second Supplemental Indenture (the "Indenture"). Unless otherwise defined herein, all capitalized terms used herein which are defined in this Indenture are used herein with the meanings specified therein.

         Pursuant to Section 2.03 of the Original Indenture, the undersigned hereby certify, in their capacities as officers of the Company and not in their personal capacities, as follows:

1.    The title of the -% Senior Notes shall be "-% Senior Notes Due 2015".

2. The -% Senior Notes shall be unlimited in aggregate principal amount and issued as Registered Securities only.

3. The -% Senior Notes shall not require any principal or premium payments prior to maturity on -, 2015.

4. The rate at which the -% Senior Notes shall bear interest shall be -% per year; the date from which such interest shall accrue shall be -; the interest payment dates on which such interest shall be payable shall be - and -, beginning -, 2006; and the record dates for the determination of the holders of the -% Senior Notes to whom such interest is payable shall be - (for - payment dates) and - (for - payment dates).

5. Payments of principal of and interest on the -% Senior Notes represented by the Global -% Note initially registered in the name of The Depository Trust Company or its nominee shall be made by the Company through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.


6. The -% Senior Notes shall only be redeemable prior to maturity pursuant to Sections 5 and 6 of the Global -% Note. The redemption price to be paid in respect of any redemption pursuant to Section 5 of the Global -% Note will be the greater of (i) 100% of the principal amount of the -% Senior Notes being redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in Section 5 of the -% Global Note) plus - basis points, plus in each case accrued interest thereon to the date of redemption.


7. The -% Senior Notes shall be represented by a Global -% Note deposited with the Depositary and registered in the name of the nominee of the Depositary, substantially in the form attached hereto.

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8.    There shall be no mandatory sinking fund for the payments of the -% Senior
      Notes.

9. As long as the Depositary or its nominee, or a successor Depositary or its nominee, is the registered owner of the Global -% Note, owners of the beneficial interests in the Global -% Note shall not be entitled to have the -% Senior Notes registered in their names and shall not receive or be entitled to receive physical delivery of -% Senior Notes in definitive form.

10. The provisions of (i) the Second Supplemental Indenture, as amended by the Fourth Supplemental Indenture and (ii) the Fourth Supplemental Indenture shall apply to the -% Senior Notes.

11. Other than as amended by the Second Supplemental Indenture and the Fourth Supplemental Indenture, the Company shall be subject to all the covenants set forth in Article IV of the Original Indenture with respect to the -% Senior Notes.

12. Articles X and XI of the Original Indenture, as amended by the Second Supplemental Indenture, shall apply to the -% Senior Notes.

13. The -% Senior Notes shall not be subordinated pursuant to the provisions of Article XII of the Original Indenture. The -% Senior Notes shall be senior unsecured obligations of the Company ranking pari passu with all other unsubordinated and unsecured senior indebtedness of the Company.

      Pursuant to Section 13.05 of the Original Indenture, each of the undersigned officers of the Company hereby certifies that (a) he has read
Section 2.03 of the Original Indenture, (b) he has conducted an examination of the provisions of the Original Indenture, the Second Supplemental Indenture and the Fourth Supplemental Indenture, the -% Senior Notes and the Global -% Note necessary to set forth the statements and opinions contained herein, (c) in his opinion, he has conducted such examination as is necessary to enable him to express an informed opinion as to whether or not the conditions of Section 2.03 of the Original Indenture have been complied with and (d) in his opinion,
Section 2.03 of the Original Indenture has been complied with.



                                       --------------------------------------
                                       Ian Cameron
                                       Senior Vice President, Finance and
                                       Chief Financial Officer


                                       --------------------------------------
                                       Randy Milner
                                       Senior Vice President, General Counsel
                                       and Corporate Secretary


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